Investor Contacts:  Rusty Cloutier
   President & CEO or
   Jim McLemore, CFA
   Sr. EVP & CFO
   337.237.8343

MidSouth Bancorp, Inc. Reports First Quarter 2013 Results
•	Diluted EPS $0.27 per common share versus $0.24 per common share for 1Q 2012
•	Operating EPS per common share excluding merger-related charges of $0.28
•	Nonperforming assets 0.82% of total assets compared to 1.00% for 4Q 2012
•	Core FTE NIM of 4.03% versus 4.21% for 4Q 2012 primarily due to acquisition

LAFAYETTE, LA., April 30, 2013/PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE MKT:MSL) today reported record quarterly net earnings available to common shareholders of $3.1 million for the first quarter of 2013, compared to net earnings available to common shareholders of $2.5 million reported for the first quarter of 2012 and $1.3 million in net earnings available to common shareholders for the fourth quarter of 2012.  Diluted earnings for the first quarter of 2013 were $0.27 per common share, compared to $0.24 per common share reported for the first quarter of 2012 and $0.12 per common share reported for the fourth quarter of 2012.  The first quarter of 2013 included after-tax merger and conversion related expenses of $0.01 per share and the fourth quarter of 2012 included $0.06 per share of after-tax merger related expenses.  Excluding these non-operating expenses, operating earnings per share for the first quarter of 2013 were $0.28 compared to fourth quarter of 2012 of $0.18.

Dividends paid on the Series B Preferred Stock issued to the Treasury as a result of our participation in the Small Business Lending Fund (“SBLF”) totaled $192,000 for the first quarter of 2013 based on a dividend rate of 2.40%.  The Series C Preferred Stock issued with the December 28, 2012 acquisition of PSB Financial Corporation (“PSB”)  paid dividends totaling $100,000 for the three months ended March 31, 2013.

Rusty Cloutier, President and CEO, commenting on first quarter 2013 said, “During the first quarter, we transitioned the operations of our branches of The Peoples State Bank as the new Timber Region for our MidSouth Bank franchise and converted the core processing system late in the quarter.  Combined with the 2011 acquisitions and de novo expansion, our franchise has roughly doubled over the past eighteen months.  We believe this growth will greatly benefit shareholders long term as we continue to expand in some of the most attractive growth markets in the country.  Loan demand is increasing in the second quarter and we have a very solid loan pipeline.  Our roadmap for 2013 includes a continued focus on strong asset quality, growing the loan portfolio, and realizing the cost savings from the PSB acquisition.”

Balance Sheet

Total consolidated assets at March 31, 2013 and December 31, 2012 were $1.9 billion, compared to $1.4 billion at March 31, 2012.  Deposits totaled $1.6 billion at March 31, 2013 and December 31, 2012, compared to $1.2 billion at March 31, 2012.   Our stable core deposit base, excluding time deposits, accounted for 83% of deposits at March 31, 2013 compared to 80% of deposits at year end 2012.  The low cost of our interest-bearing deposits declined 3 basis points from 0.42% compared to 0.39% over the three months ended March 31, 2013.

Loans totaled $1.0 billion at March 31, 2013 and December 31, 2012, compared to $747.8 million at March 31, 2012.  Total loans declined $9.1 million in the first quarter of 2013 primarily due to pay-offs related to asset quality improvement in the portfolio.  The loan mix reflected a minimal decrease in commercial and residential real estate loans, which was partially offset by an increase in real estate construction loans.

MidSouth’s Tier 1 leverage capital ratio was 8.98% at March 31, 2013 compared to 11.82% at December 31, 2012.  The Tier 1 leverage capital ratio declined as a result of a full quarter’s impact of the PSB assets acquired on total average assets.  Tier 1 risk-based capital and total risk-based capital ratios were 13.75% and 14.41% at March 31, 2013, compared to 13.46% and 14.10% at December 31, 2012, respectively.  The Tier 1 common equity to total risk-weighted assets at March 31, 2013 was 7.71%.  Tangible common equity totaled $97.4 million at March 31, 2013, compared to $95.4 million at December 31, 2012.  Tangible book value per share at March 31, 2013 was $8.67 versus $8.49 at December 31, 2012.

Asset Quality

Nonperforming assets totaled $15.3 million at March 31, 2013, a decrease of $3.2 million over the $18.5 million reported for year-end 2012.  The decrease resulted from a $1.4 million reduction in nonaccrual loans and a $1.8 million decrease in loans past due 90 days and over.  Allowance coverage for nonperforming loans was 96.98% at March 31, 2013 compared to 67.78% at December 31, 2012.  The ALL/total loans ratio remained relatively constant at 0.72% compared to 0.70% for the fourth quarter of 2012.  The ratio of annualized net charge-offs to total loans was 0.18% for the three months ended March 31, 2013 compared to 0.19% for the three months ended December 31, 2012.

Total nonperforming assets to total loans plus ORE and other assets repossessed decreased to 1.46% at March 31, 2013 from 1.76% at December 31, 2012.  Loans classified as troubled debt restructurings (“TDRs”) totaled $5.0 million at March 31, 2013 compared to $5.1 million at December 31, 2012.  A total of $4.8 million in TDRs were acquired with PSB and included four credits, two of which are large commercial credits.  Classified assets, including ORE, decreased $5.2 million, or 15.1% during the three months ended March 31, 2013, from $34.4 million at December 31, 2012 to $29.2 million.  The decrease in classified assets resulted primarily from approximately $2.9 million in pay-offs received on three loan relationships and the upgrade of a $1.0 million loan.  The exposure on other classified loans decreased an additional $1.2 million due to charge-offs and scheduled payments in the first quarter of 2013.

First Quarter 2013 vs. First Quarter 2012 Earnings Comparison

First quarter 2013 net earnings available to common shareholders totaled $3.1 million compared to $2.5 million for the first quarter of 2012.  The first quarter of 2013 included a full quarter of revenues and expenses from PSB operations.  Revenues from consolidated operations increased $5.5 million in quarterly comparison and included $2.2 million in purchase accounting adjustments on the 2012 and 2011 acquisitions.  Noninterest income increased $903,000 in quarterly comparison, from $3.5 million for the three months ended March 31, 2012 to $4.4 million for the three months ended March 31, 2013.  Increases in noninterest income consisted primarily of $347,000 in service charges on deposit accounts, $230,000 in ATM/debit card income and $204,000 in gain on sales of securities.

Non-interest expenses increased $4.8 million for the first quarter 2013 compared to first quarter 2012 and included approximately $1.6 million in operating expenses for the Timber Region and approximately $0.5 million in operating costs for five new branches opened in late 2012 and early 2013.  Additionally, first quarter 2013 included an increase of $94,000 in core deposit intangibles expense and $214,000 of net merger and conversion related expenses.  The increased operating costs consisted primarily of $2.3 million in salaries and benefits costs, $1.0 million in occupancy expense, $260,000 in marketing expense, $223,000 in the cost of printing and supplies and $226,000 in data processing costs.  Expenses on ORE and other assets repossessed decreased $189,000 in prior year quarterly comparison.  The provision for loan losses decreased $125,000 and income tax expense increased $331,000 in quarterly comparison.

Fully taxable-equivalent (“FTE”) net interest income totaled $18.8 million and $14.1 million for the quarters ended March 31, 2013 and 2012, respectively.  The FTE net interest income increased $4.7 million in prior year quarterly comparison primarily due to a $388.3 million increase in the volume of average earning assets as a result of the PSB acquisition.  The average volume of loans increased $301.2 million in quarterly comparison and the average yield on loans decreased 7 basis points, from 6.72% to 6.65%.  Purchase accounting adjustments on acquired loans added 80 basis points to the average yield on loans for the first quarter of 2013 and 32 basis points to the average yield on loans for the first quarter of 2012.  Net of the impact of the purchase accounting adjustments, average loan yields declined 55 basis points in prior year quarterly comparison, from 6.40% to 5.85%.  Loan yields have declined primarily as the result of a sustained low market interest rate environment.

Investment securities totaled $555.4 million, or 29.7% of total assets at March 31, 2013, versus $462.8 million, or 32.7% of total assets at March 31, 2012.  The investment portfolio had an effective duration of 3.5 years and an unrealized gain of $11.2 million at March 31, 2013.  The average volume of investment securities increased $81.7 million in quarterly comparison primarily due to $152.7 million in securities acquired with the PSB acquisition at year end December 2012, of which $28.8 million were sold early in the first quarter of 2013.  Additionally, a portion of excess cash from the 2011 acquisitions was used to purchase securities for the investment portfolio in 2012.  The average tax equivalent yield on investment securities decreased 36 basis points, from 2.80% to 2.44% primarily due to lower reinvestment rates.  The average yield on all earning assets increased 5 basis points in prior year quarterly comparison, from 4.98% for the first quarter of 2012 to 5.03% for the first quarter of 2013.   Net of the impact of purchase accounting adjustments, the average yield on total earning assets declined 27 basis points, from 4.80% to 4.53% for the three month periods ended March 31, 2012 and 2013, respectively.

The impact to interest expense of a $278.0 million increase in the average volume of interest bearing liabilities was partially offset by an 8 basis point decrease in the average rate paid on interest-bearing liabilities, from 0.64% at March 31, 2012 to 0.56% at March 31, 2013.  Net of purchase accounting adjustments on acquired certificates of deposit, the average rate paid on interest bearing liabilities was 0.80% for the first quarter of 2012 compared to 0.67% for the first quarter of 2013.

As a result of these changes in volume and yield on earning assets and interest bearing liabilities, the FTE net interest margin increased 12 basis points, from 4.49% for the first quarter of 2012 to 4.61% for the first quarter of 2013.  Net of purchase accounting adjustments on loans, deposits and FHLB borrowings, the FTE margin decreased 17 basis points, from 4.20% for the first quarter of 2012 to 4.03% for the first quarter of 2013, primarily due to the addition of the relatively low margin on the earning assets acquired from PSB.

First Quarter 2013 vs. Fourth Quarter 2012 Earnings Comparison

In sequential quarter comparison, net earnings available to common shareholders increased $1.9 million primarily due to increased revenues as a result of the PSB acquisition, net of operating costs associated with the fifteen PSB branches acquired.  Noninterest income increased $734,000 in sequential quarter comparison.  The improvement in noninterest income resulted primarily from increases of $331,000 in service charges on deposit accounts, $204,000 in gain on sales of securities and an increase of $149,000 in ATM/debit card income.

Noninterest expenses increased $2.9 million and consisted primarily of increases of $2.2 million in salaries and benefits costs (approximately $1.1 million from the Timber Region and five new branches added in late 2012 and early 2013), $560,000 in occupancy expenses, $170,000 in shares tax expense, $133,000 in regulatory fees, $80,000 in corporate development expenses, and $79,000 in the costs of printing and supplies.  The provision for loan losses increased $50,000 to $550,000 for the first quarter of 2013 compared to $500,000 the fourth quarter of 2012.

FTE net interest income increased $4.8 million in sequential quarter comparison primarily due to the increase in volume of average earning assets as a result of the 2012 PSB acquisition.   Average earning assets increased $387.7 million, from $1.3 billion for the quarter ended December 31, 2012 to $1.7 billion for the quarter ended March 31, 2013.  The average yield on earning assets increased 21 basis points for the same period, from 4.82% to 5.03%, respectively.  The average volume of interest-bearing liabilities increased $310.0 million, from $929.1 million for the fourth quarter of 2012 compared to $1.2 billion for the first quarter of 2013.  As a result of these changes in volume and yield on earning assets and interest bearing liabilities, the FTE net interest margin increased 21 basis points in sequential quarter comparison, from 4.40% to 4.61%.  Net of purchase accounting adjustments, the FTE net interest margin decreased 18 basis points, from 4.21% for the quarter ended December 31, 2012 to 4.03% for the quarter ended March 31, 2013.

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a financial holding company headquartered in Lafayette, Louisiana, with assets of $1.9 billion as of March 31, 2013. Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas.  MidSouth Bank currently has 59 banking centers in Louisiana and Texas and is connected to a worldwide ATM network that provides customers with access to more than 50,000 surcharge-free ATMs.  Additional corporate information is available at www.midsouthbank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties.  These statements include, among others, the expected impacts of the recently completed PSB acquisition, future expansion plans and future operating results.  Actual results may differ materially from the results anticipated in these forward-looking statements.  Factors that might cause such a difference include, among other matters, the ability of MidSouth to integrate the PSB operations and capitalize on new market opportunities resulting from the acquisition; the effect of the PSB acquisition on relations with customers and employees; changes in interest rates and market prices that could affect the net interest margin, asset valuation, and expense levels; changes in local economic and business conditions, including, without limitation, changes related to the oil and gas industries, that could adversely affect customers and their ability to repay borrowings under agreed upon terms, adversely affect the value of the underlying collateral related to their borrowings, and reduce demand for loans; the timing and ability to reach any agreement to restructure nonaccrual loans;  increased competition for deposits and loans which could affect compositions, rates and terms; the timing and impact of future acquisitions, the success or failure of integrating operations, and the ability to capitalize on growth opportunities upon entering new markets; loss of critical personnel and the challenge of hiring qualified personnel at reasonable compensation levels; legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, changes in the scope and cost of FDIC insurance and other coverage; and other factors discussed under the heading “Risk Factors” in MidSouth’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 18, 2013 and in its other filings with the SEC.  MidSouth does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	For the Quarter Ended			For the Quarter Ended
	March 31,		%	December 31,	%
EARNINGS DATA	2013	2012	Change	2012	Change
Total interest income	$20,129	$15,333	31.3%	$15,036	33.9%
Total interest expense	1,717	1,529	12.3%	1,354	26.8%
Net interest income	18,412	13,804	33.4%	13,682	34.6%
FTE net interest income	18,761	14,121	32.9%	13,972	34.3%
Provision for loan losses	550	675	-18.5%	500	10.0%
Non-interest income	4,431	3,528	25.6%	3,697	19.9%
Non-interest expense	17,431	12,668	37.6%	14,567	19.7%
Earnings before income taxes	4,862	3,989	21.9%	2,312	110.3%
Income tax expense	1,434	1,103	30.0%	683	110.0%
Net earnings	3,428	2,886	18.8%	1,629	110.4%
Dividends on preferred stock	292	400	-27.0%	367	-20.4%
Net earnings available to common shareholders	$3,136	$2,486	26.1%	$1,262	148.5%

PER COMMON SHARE DATA
Basic earnings per share	$0.28	$0.24	16.7%	$0.12	133.3%
Diluted earnings per share	0.27	0.24	12.5%	0.12	125.0%
Quarterly dividends per share	0.07	0.07	0.0%	0.07	0.0%
Book value at end of period	13.24	12.55	5.5%	13.10	1.1%
Tangible book value at period end	8.67	9.51	-8.8%	8.49	2.1%
Market price at end of period	16.26	13.60	19.6%	16.35	-0.6%
Shares outstanding at period end	11,238,786	10,465,506	7.4%	11,236,159	0.0%
Weighted average shares outstanding
Basic	11,237,916	10,465,506	7.4%	10,512,255	6.9%
Diluted	11,866,108	10,480,207	13.2%	10,599,583	11.9%

AVERAGE BALANCE SHEET DATA
Total assets	$1,850,759	$1,395,964	32.6%	$1,400,244	32.2%
Loans and leases	1,043,780	742,595	40.6%	799,316	30.6%
Total deposits	1,542,726	1,161,756	32.8%	1,153,728	33.7%
Total common equity	148,565	131,477	13.0%	136,006	9.2%
Total tangible common equity	96,692	99,557	-2.9%	104,343	-7.3%
Total equity	190,564	163,477	16.6%	168,115	13.4%

SELECTED RATIOS	3/31/2013	3/31/2012		12/31/2012
Annualized return on average assets	0.69%	0.72%	-4.2%	0.36%	91.7%
Annualized return on average common equity	8.56%	7.60%	12.6%	3.69%	132.0%
Average loans to average deposits	67.66%	63.92%	5.8%	69.28%	-2.3%
Taxable-equivalent net interest margin	4.61%	4.49%	2.7%	4.41%	4.5%
Tier 1 leverage capital ratio	8.98%	10.29%	-12.7%	11.82%	-24.0%

CREDIT QUALITY
Allowance for loan losses (ALLL) as a % of total loans	0.72%	0.95%	-24.2%	0.70%	2.9%
Nonperforming assets to tangible equity + ALLL	10.39%	11.19%	-7.1%	12.79%	-18.8%
Nonperforming assets to total loans, other real estate
owned and other repossessed assets	1.46%	2.05%	-28.8%	1.76%	-17.1%
Annualized QTD net charge-offs to total loans	0.18%	0.47%	-61.5%	0.19%	-4.8%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

BALANCE SHEET	March 31,	March 31,	%	December 31,	September 31,
	2013	2012	Change	2012	2012
Assets
Cash and cash equivalents	$118,009	$104,326	13.1%	$73,745	$59,655
Securities available-for-sale	387,786	366,010	5.9%	424,617	341,170
Securities held-to-maturity	167,617	96,817	73.1%	153,524	117,628
Total investment securities	555,403	462,827	20.0%	578,141	458,798
Time deposits held in banks	-	710	-100.0%	709	709
Other investments	10,017	5,634	77.8%	8,310	5,820
Total loans	1,037,859	747,767	38.8%	1,046,940	808,833
Allowance for loan losses	(7,457)	(7,078)	5.4%	(7,370)	(7,374)
Loans, net	1,030,402	740,689	39.1%	1,039,570	801,459
Premises and equipment	66,797	44,130	51.4%	63,461	48,086
Goodwill and other intangibles	51,447	31,785	61.9%	51,831	31,391
Other assets	34,981	23,538	48.6%	35,964	23,018
Total assets	$1,867,056	$1,413,639	32.1%	$1,851,731	$1,428,936

Liabilities and Shareholders' Equity
Non-interest bearing deposits	$390,774	$271,447	44.0%	$381,083	$306,463
Interest-bearing deposits	1,169,352	905,719	29.1%	1,170,821	872,549
Total deposits	1,560,126	1,177,166	32.5%	1,551,904	1,179,012
Securities sold under agreements to
repurchase and other short term
borrowings	48,557	49,055	-1.0%	41,447	55,233
Other borrowings	28,772	-	100.0%	29,128	-
Junior subordinated debentures	29,384	15,465	90.0%	29,384	15,465
Other liabilities	9,384	8,618	8.9%	10,624	10,891
Total liabilities	1,676,223	1,250,304	34.1%	1,662,487	1,260,601
Total shareholders' equity	190,833	163,335	16.8%	189,244	168,335
Total liabilities and shareholders' equity	$1,867,056	$1,413,639	32.1%	$1,851,731	$1,428,936

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	Three Months Ended
EARNINGS STATEMENT	March 31,		%
	2013	2012	Change

Interest income	$20,129	$15,333	31.3%
Interest expense	1,717	1,529	12.3%
Net interest income	18,412	13,804	33.4%
Provision for loan losses	550	675	-18.5%
Service charges on deposit accounts	2,171	1,824	19.0%
Other charges and fees	2,260	1,704	32.6%
Total non-interest income	4,431	3,528	25.6%
Salaries and employee benefits	8,392	6,086	37.9%
Occupancy expense	3,597	2,548	41.2%
FDIC premiums	345	258	33.7%
Other non-interest expense	5,097	3,776	35.0%
Total non-interest expense	17,431	12,668	37.6%
Earnings before income taxes	4,862	3,989	21.9%
Income tax expense	1,434	1,103	30.0%
Net earnings	3,428	2,886	18.8%
Dividends on preferred stock	292	400	-27.0%
Net earnings available to common shareholders	$3,136	$2,486	26.1%

Earnings per common share, diluted	$0.27	$0.24	12.5%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

EARNINGS STATEMENT	First	Fourth	Third	Second	First
QUARTERLY TRENDS	Quarter	Quarter	Quarter	Quarter	Quarter
	2013	2012	2012	2012	2012
Interest income	$20,129	$15,036	$15,355	$15,298	$15,333
Interest expense	1,717	1,354	1,468	1,489	1,529
Net interest income	18,412	13,682	13,887	13,809	13,804
Provision for loan losses	550	500	300	575	675
Net interest income after provision for loan loss	17,862	13,182	13,587	13,234	13,129
Total non-interest income	4,431	3,697	3,754	3,965	3,528
Total non-interest expense	17,431	14,567	13,630	13,790	12,668
Earnings before income taxes	4,862	2,312	3,711	3,409	3,989
Income tax expense	1,434	683	1,062	931	1,103
Net earnings	3,428	1,629	2,649	2,478	2,886
Dividends on preferred stock	292	367	400	380	400
Net earnings available to common shareholders	$3,136	$1,262	$2,249	$2,098	$2,486

Earnings per common share, diluted	$0.27	$0.12	$0.21	$0.20	$0.24

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

COMPOSITION OF LOANS	March 31,	March 31,	%	December 31,	September 31,
	2013	2012	Change	2012	2012

Commercial, financial, and agricultural	$315,397	$221,855	42.2%	$315,655	$266,046
Lease financing receivable	4,962	3,840	29.2%	5,769	5,041
Real estate - construction	82,508	55,320	49.1%	75,334	57,727
Real estate - commercial	405,705	283,114	43.3%	414,384	293,579
Real estate - residential	138,284	112,142	23.3%	142,858	110,735
Installment loans to individuals	88,898	70,085	26.8%	90,561	73,334
Other	2,105	1,411	49.2%	2,379	2,371

Total loans	$1,037,859	$747,767	38.8%	$1,046,940	$808,833

COMPOSITION OF DEPOSITS	March 31,	March 31,	%	December 31,	September 31,
	2013	2012	Change	2012 (1)	2012

Noninterest bearing	$390,774	$271,447	44.0%	$381,083	$306,463
NOW & Other	432,540	242,695	78.2%	402,121	239,937
Money Market/Savings	465,954	367,910	26.6%	456,222	377,405
Time Deposits of less than $100,000	125,020	128,415	-2.6%	133,304	111,356
Time Deposits of $100,000 or more	145,838	166,699	-12.5%	179,174	143,851

Total deposits	$1,560,126	$1,177,166	32.5%	$1,551,904	$1,179,012

(1)  A restatement of the deposit mix acquired from The Peoples State Bank is included in the Composition of Deposits for December 31, 2012. A total of $64.3 million in Money Market/Savings deposits were reclassed to NOW & Other deposits ($63.8 million) and to Noninterest bearing balances of ($0.5 million).

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

ASSET QUALITY DATA	March 31,	March 31,	%	December 31,	September 30,
	2013	2012	Change	2012	2012

Nonaccrual loans	$7,526	$7,655	-1.7%	$8,887	$8,307
Loans past due 90 days and over	163	418	-61.0%	1,986	532
Total nonperforming loans	7,689	8,073	-4.8%	10,873	8,839
Other real estate owned	7,552	7,120	6.1%	7,496	6,608
Other repossessed assets	16	321	-95.0%	151	51
Total nonperforming assets	$15,257	$15,514	-1.7%	$18,520	$15,498

Troubled debt restructurings	$5,032	$421	1095.2%	$5,062	$242

Nonperforming assets to total assets	0.82%	1.10%	-25.5%	1.00%	1.08%
Nonperforming assets to total loans +
OREO + other repossessed assets	1.46%	2.05%	-28.8%	1.76%	1.90%
ALLL to nonperforming loans	96.98%	87.67%	10.6%	67.78%	83.43%
ALLL to total loans	0.72%	0.95%	-24.2%	0.70%	0.91%

Quarter-to-date charge-offs	$523	$939	-44.3%	$557	$234
Quarter-to-date recoveries	60	66	-9.1%	53	86
Quarter-to-date net charge-offs	$463	$873	-47.0%	$504	$148
Annualized QTD net charge-offs to total loans	0.18%	0.47%	-61.5%	0.19%	0.07%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

YIELD ANALYSIS	Three Months Ended			Three Months Ended
	March 31, 2013			March 31, 2012

		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$426,017	$2,059	1.93%	$365,302	$2,069	2.27%
Tax-exempt securities	106,982	1,188	4.44%	85,964	1,093	5.09%
Total investment securities	532,999	3,247	2.44%	451,266	3,162	2.80%
Federal funds sold	8,021	4	0.20%	4,108	2	0.19%
Time and interest bearing deposits in
other banks	57,829	38	0.26%	60,045	39	0.26%
Other investments	9,317	72	3.09%	5,636	45	3.19%
Loans (1)	1,043,780	17,117	6.65%	742,595	12,402	6.72%
Total interest earning assets	1,651,946	20,478	5.03%	1,263,650	15,650	4.98%
Non-interest earning assets	198,813			132,314
Total assets	$1,850,759			$1,395,964

Interest-bearing liabilities:
Deposits (2)	$1,133,087	$1,078	0.39%	$899,646	$1,100	0.49%
Repurchase agreements	45,644	179	1.59%	45,867	181	1.59%
Federal funds purchased	-	-	-	4	-	-
FHLB borrowings (3)	27,076	88	1.30%	2	-	-
Notes Payable	1,836	15	3.27%	-	-	-
Contingent value right payable	2,000	20	4.00%	-	-	-
Junior subordinated debentures	29,384	337	4.59%	15,465	248	6.34%
Total interest-bearing liabilities	1,239,027	1,717	0.56%	960,984	1,529	0.64%
Non-interest bearing liabilities	421,168			271,503
Shareholders' equity	190,564			163,477
Total liabilities and shareholders'
equity	$1,850,759			$1,395,964

Net interest income (TE) and spread		$18,761	4.47%		$14,121	4.34%

Net interest margin			4.61%			4.49%

(1) Includes $1,867,000 and $515,000 of interest income from accretable yield on purchased loans from acquisitions for the three months ended March 31, 2013 and 2012, respectively
(2) Includes $231,000 and $374,000 of reduction in interest expense from premium amortization on time deposits acquired from acquisitons for the three monhs ended March 31, 2013 and 2012, respectively.

(3) Includes $92,000 of reduction in interest expense from premium amortization on FHLB borrowings acquired from PSB for the three months ended March 31, 2013.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (unaudited)
(in thousands except per share data)

	For the Quarter Ended
	March 31,	March 31,	December 31,
Per Common Share Data	2013	2012	2012

Book value per common share	$13.24	$12.55	$13.10
Effect of intangible assets per share	4.57	3.04	4.61
Tangible book value per common share	$8.67	$9.51	$8.49

Diluted earnings per share	$0.27	$0.24	$0.12
Effect of merger-related costs, after-tax	0.01	-	0.06
Operating earnings per share	$0.28	$0.24	$0.18

Average Balance Sheet Data

Total equity	$190,564	$163,477	$168,115
Less preferred equity	41,999	32,000	32,109
Total common equity	$148,565	$131,477	$136,006
Less intangible assets	51,873	31,920	31,663
Tangible common equity	$96,692	$99,557	$104,343

     Certain financial information included in the earnings release and the associated Condensed Consolidated Financial Information (unaudited) is determined by methods other than in accordance with GAAP. The non-GAAP financial measure above is calculated by using "tangible common equity," which is defined as total common equity reduced by intangible assets. "Tangible book value per common share" is defined as tangible common equity divided by total common shares outstanding.

     We use non-GAAP measures because we believe they are useful for evaluating our financial condition and performance over periods of time, as well as in managing and evaluating our business and in discussions about our performance. We also believe these non-GAAP financial measures provide users of our financial information with a meaningful measure for assessing our financial condition as well as comparison to financial results for prior periods. These results should not be viewed as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that other companies may use.